United States
Securities and Exchange Commission
Washington, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Company ☒
Filed by a party other than the Company ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential for Use of the Commission Only (as permitted by Rule 14s-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12

Tredegar Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a‑6(i)(1) and 0‑11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed aggregate offering price:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0‑11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

1100 Boulders Parkway	Richmond, Virginia 23225

SUPPLEMENT TO THE PROXY STATEMENT OF TREDEGAR CORPORATION
DATED APRIL 3, 2020 FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 21, 2020

May 13, 2020

To Our Shareholders:

On behalf of our Board of Directors (the “Board”) and our Executive Compensation Committee (the “Compensation Committee”), we are writing to request your support at our 2020 Annual Meeting of Shareholders (the “Annual Meeting”) by voting in favor of the election of each of the director nominees named in “Proposal 1” of our Proxy Statement, dated April 3, 2020 (the “Proxy Statement”).

We note that Glass Lewis issued a report recommending that our shareholders vote “FOR” the election of each of the director nominees at the Annual Meeting.  However, Institutional Shareholder Services (“ISS”) in its report (the “ISS Report”) recommended an “AGAINST” vote for all three of the director nominees who are Compensation Committee members. We strongly disagree with ISS’s recommendation.

In making its negative recommendation, ISS focused on the 2019 compensation of John Steitz, our President and Chief Executive Officer.  Specifically, the ISS Report is critical of his 2019 bonus and the supposed lack of performance criteria with respect to his 2019 long-term equity grants.  As discussed in detail below, we believe that the 2019 compensation paid to Mr. Steitz was reasonable, in line with our peer group and total shareholder return, and based on the achievement of performance criteria.  Likewise, we believe that our compensation decisions made this past February with respect to 2020 further align the interests of our executives, including Mr. Steitz, with our financial and operational performance.  Finally, we believe ISS’s criticism is based on an overly formulaic analysis that lacks a detailed review of the context in which our compensation decisions regarding the hiring of Mr. Steitz were made.

•
Annual Bonus to Mr. Steitz.  Mr. Steitz was named President and Chief Executive Officer of Tredegar, effective March 19, 2019.  To accept this position, he left his prior position as President and Chief Executive Officer of Addivant Corporation, a leading global supplier of antioxidants, intermediates, inhibitors, modifiers, UV stabilizers and other additives to the plastic and rubber industries.  As an inducement for Mr. Steitz to accept the role of Tredegar’s President and Chief Executive Officer, Tredegar offered him a competitive pay package.  Unlike many companies, Tredegar elected not to guarantee Mr. Steitz any annual incentive award for 2019 when he was hired.  Because our budget and fiscal 2019 performance objectives had already been established prior to his arrival, the Board considered, but rejected, including Mr. Steitz in the annual incentive program for 2019 with the other named executive officers.  Instead, Tredegar elected to include a potential 2019 discretionary bonus for Mr. Steitz based chiefly on his achievement of specific performance objectives and the results of an annual CEO 360 assessment.  The bonus performance objectives were necessarily general in nature reflecting his late start, but included specific goals such as achieving 100 basis point improvement in profitability at a key business unit, achieving seamless transition of CEO leadership, developing a plan for an existing business initiative to achieve profitability, developing a recession contingency plan, and certain other similar financial and operational objectives.  Following the completion of the 2019 fiscal year, the Compensation Committee expressly determined that Mr. Steitz had achieved his performance objectives, including highly positive evaluations in his CEO 360 assessment, and had exceeded a number of his objectives.  As a result, Mr. Steitz was awarded an annual bonus equal to 100% of his 2019 base salary.  Although the Compensation Committee retained discretion to award Mr. Steitz an annual bonus, it was not untethered to his or Tredegar’s performance, as suggested in the ISS Report.  Instead, the payment of the annual bonus reflected the achievement of the specified performance objectives established by Tredegar and the highly positive results of his CEO 360 assessment.

•
Inducement Awards to Mr. Steitz.  Given Mr. Steitz’s arrival at Tredegar after the establishment of the 2019 budget and the related performance objectives, he did not participate in the 2019 long-term incentive plan.  However, he did receive inducement grants in connection with his hiring.  Three-quarters of these inducement awards were in the form of performance-based premium options.  The options have a premium price of 106% of the value of the stock on the grant date.  Additionally, the options have an unusually short term of only five years.  Tredegar considers these awards to be performance-based because the strike price’s premium to the underlying stock price and the short timeframe in which to earn value.  Only one-quarter of the inducement awards were in the form of time-vesting stock.

•
Outside Chief Executive Officer.  The ISS Report criticizes the increase in chief executive officer compensation in 2019 as compared to 2019 stock price performance.  This criticism is not a reflection of a misalignment in pay-for-performance; instead, it demonstrates a failure in ISS’s formulaic approach to providing voting recommendations.  Tredegar’s prior Chief Executive Officer, John Gottwald, along with members of his family, own approximately 21.82% of Tredegar’s outstanding common stock.  As a large shareholder, Mr. Gottwald elected not to participate in a number of Tredegar’s compensation plans.  Additionally, he refused base salary increases and bonuses that otherwise would have been granted to him.  As a result, Mr. Gottwald was paid far below “market” standards.  To attract a qualified successor to Mr. Gottwald, Tredegar could not continue to pay this depressed executive compensation package.  Instead, to attract qualified executive talent, Tredegar raised its chief executive officer pay to near “market” standards.  Therefore, although Mr. Steitz’s 2019 compensation represents a substantial increase over the CEO compensation paid during Mr. Gottwald’s tenure, it is not due to a misalignment of pay-for-performance or an overly generous pay package for Mr. Steitz; instead, it merely reflects Tredegar’s need to pay a “market rate” for executive talent following the retirement of Mr. Gottwald.  The ISS Report does not take into account this reality.

•
CEO Pay below that of Peers; Performance above that of Peers.  ISS’s criticism of the lack of pay-for-performance alignment with respect to Mr. Steitz’s 2019 compensation also does not reflect the quantitative facts presented in its own report.  The ISS Report explicitly states that Mr. Steitz’s 2019 total compensation was below that of the average CEO in ISS’s selected peer group.  However, Tredegar’s total shareholder return for 2019 (the only year Mr. Steitz has been President and Chief Executive Officer of Tredegar) was 44.47%, well above the total shareholder returns of the MSCI ACWI index (22.63%) and the Russell 3000 (31.02%).  In addition, the ISS Report notes that Tredegar’s three-year CEO pay was among the lowest 5% of its peers, while its performance was above 50% of peers.  Based on these quantitative results, it is shocking that ISS would have a “high concern level” regarding a potential “misalignment between CEO pay and Company performance.”  The ISS Report makes clear that Tredegar – specifically the Compensation Committee – has historically paid well below “market” CEO compensation for above average performance.

•
CEO Performance Pay for 2020.  In February 2020, the Board set specific financial goals (e.g., business unit EBITDA) and operational goals (e.g., specific safety achievement statistics) for Mr. Steitz.  Achievement of those goals will be the key factor in determination of his 2020 bonus.  These more granular objectives are appropriate in 2020 when Mr. Steitz will lead the company for the entire year.

•
Strong Say-on-Pay Support.  Finally, it is worth noting that over the past eight years Tredegar has had three say-on-pay proposal votes.  Such proposals have enjoyed very strong shareholder support (averaging 96.1% votes cast in favor).  Each time, ISS has recommended shareholders vote in favor of Tredegar’s say-on-pay proposals.  We believe this strong level of shareholder support, along with ISS’s historic support, validates the structure of our executive pay program.

For the foregoing reasons, we ask you to vote “FOR” each of our director nominees listed in “Proposal 1” of the Proxy Statement, including each of our Compensation Committee members.    We remain committed to aligning our executives’ compensation with the interests of our shareholders and Tredegar’s performance. We believe that our 2019 executive compensation (including the compensation paid to our President and Chief Executive Officer, Mr. Steitz) was consistent with those objectives and our 2020 practices continue upon that intent.

Even if you have already returned your proxy or provided your voting instructions pursuant to the Internet or telephone voting options, you may change your vote by (1) providing later-dated voting instructions pursuant to the Internet or telephone voting options, (2) delivering another later-dated proxy, if you requested a printed copy of the proxy materials, (3) voting during the Annual Meeting, or (4) notifying Tredegar’s Corporate Secretary in writing (1100 Boulders Parkway, Richmond, Virginia 23225 or by email to pat.thomas@tredegar.com) that you want to change your proxy.  If your shares of Tredegar common stock are held in street name with a brokerage firm, you should contact your broker regarding changing your voting instructions.

Sincerely,

/s/ John D. Gottwald	/s/ George C. Freeman, III

John D. Gottwald	George C. Freeman, III
Chairman of the Board	Chairman of the Executive Compensation Committee

This Supplement to the Proxy Statement is first being released to stockholders on or about May 13, 2020, and should be read together with the Proxy Statement.  Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement remains accurate and should be considered in voting your shares.